DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                                        Fiscal Year Ended
                                                    --------------------------
                                                     June 27,        June 28,
                                                       1999            1998
                                                    ----------      ----------

Income (loss) before extraordinary loss             $  (1,763)      $  30,884

Extraordinary loss                                        ---           1,200
                                                    ----------      ----------
Net income (loss)                                   $  (1,763)      $  29,684
                                                    ==========      ==========

Basic:
   Weighted average number of shares outstanding       10,149          11,297
                                                    ==========      ==========
   Basic earnings per common share:
      Income (loss) before extraordinary loss       $   (0.17)      $    2.73
      Extraordinary loss                                  ---            0.10
                                                    ----------      ----------
      Net income (loss)                             $   (0.17)      $    2.63
                                                    ==========      ==========

Diluted:
   Weighted average number of outstanding
      common shares                                    10,149          11,297

   Add dilutive effect of stock options
      based on treasury stock method using
      ending market price                                  33             394

   Add shares contingently issuable to the former
      owner of Kalish                                     ---             124

   Shares issuable upon assumed conversion of
      the Mandatorily Redeemable Convertible
      Preferred Securities                                ---           1,806
                                                    ----------      ----------
   Diluted weighted average number of common
      shares and dilutive potential common
      shares outstanding                               10,182          13,621
                                                    ==========      ==========

   Net income                                       $  (1,763)      $  29,684

   Interest expense on Mandatorily
      Redeemable Convertible Preferred
      Securities, net of applicable
      income taxes                                        ---           3,008
                                                    ----------      ----------
   Net income, adjusted                             $  (1,763)      $  32,692
                                                    ==========      ==========

 Diluted earnings (loss) per common share:
      Income (loss) before extraordinary loss       $   (0.17)      $    2.49
      Extraordinary loss                                  ---            0.09
                                                    ----------      ----------
      Net income (loss)                             $   (0.l7)      $    2.40
                                                    ==========      ==========